Exhibit 99.1

Diedrich Coffee Reports Fiscal 2004 Results

Company Reports $0.05 Earnings Per Share

Irvine, California, September 22, 2004 - Diedrich Coffee, Inc. (Nasdaq:DDRX) today announced operating results for the fiscal year ended June 30, 2004. For the year, the Company reported earnings of $266,000, or $0.05 per share, in fiscal 2004 compared to a net loss of $1,223,000, or $0.24 per share, in fiscal 2003. The prior year net loss was primarily the result of a reduction in the net carrying value of the Company’s goodwill in a number of its northwestern coffeehouses. Net income for the fourth quarter of fiscal 2004 was $92,000, or $0.02 per share, compared to a net loss of $1,706,000, or $0.33 per share, for the fourth quarter of fiscal 2003.

“We’re very pleased with the results for the year, particularly in light of the costs of a number of major improvement programs we carried out during fiscal 2004,” stated Roger Laverty, Diedrich Coffee’s Chief Executive Officer. “We executed a major remodeling program for our company operated Diedrich Coffee and Coffee People locations, increased in-store staffing to better serve our coffeehouse guests, experienced continued acceleration of franchise growth in international markets and made a major investment in our franchise development infrastructure to spur growth of the Gloria Jean’s domestic franchise system. All of these changes added costs in fiscal 2004, but we regard them as important investments in the Company’s future profitability.”

Operating Results

Operating income improved by $1,525,000 during the current fiscal year, from an operating loss of $913,000 in the prior year to operating income of $612,000 in fiscal 2004. This was primarily the net result of the prior year recording of $2,232,000 of asset impairment charges partially offset by $868,000 in gains on asset disposals. Impairment charges in fiscal 2004 amounted to $94,000 and there were only $2,000 of gains on asset disposals.

Cost of sales and related occupancy costs declined on a margin basis from 48.0% in fiscal 2003 to 45.9% in fiscal 2004. Wholesale costs declined as a result of exiting the high cost grocery distribution channel, and retail costs declined due to the closure during the year of retail stores with high occupancy costs. Operating expenses for the year declined on a margin basis from 30.8% in fiscal 2003 to 30.6% in the current year despite the increased in-store staffing. General and administrative expenses increased as a percentage of revenue from 16.9% in fiscal 2003 to 18.0% in fiscal 2004 primarily due to increases in our franchise development and construction areas to accommodate planned growth in domestic franchise units.

Operating income for the fourth quarter improved by $1,861,000, from an operating loss of $1,625,000 in fiscal 2003, which included a $1,900,000 asset impairment charge, to operating income of $236,000 in the current year fourth quarter. This improvement was due to the same factors as noted for the full year results.

Revenue

Total revenue for the year ended June 30, 2004 was $54,625,000, a decline of $154,000 from total revenue of $54,779,000 in fiscal 2003. The small decline was a major improvement compared to the decline in total revenue of $7,428,000 in fiscal 2003 and $10,005,000 in fiscal 2002. Franchise revenue was $7,542,000 in fiscal 2004, an increase of $1,133,000 or 17.7%, spurred by very strong international growth of 76 new units and a $277,000 settlement of our Malaysian franchise agreement. Wholesale revenue was $15,466,000 in fiscal 2004, an increase of $130,000 or 0.8% from fiscal 2003. Retail sales decreased by $1,417,000, or 4.3%, to

$31,617,000. This decrease was due to closure of five units, partially offset by positive same store sales of 1.4% and an increase of $185,000 in internet sales.

For the fourth fiscal quarter, total revenue was $15,408,000 in fiscal 2003, compared to $16,562,000 in fiscal 2004, an increase of $1,154,000, or 7.5%. Revenue increased in all segments in the fourth quarter of fiscal 2004.

Comparable Store Sales

System-wide comparable store sales at Diedrich Coffee brand coffeehouses open at least one year increased 1.4% for the year, as compared with the prior year, while comparable store sales at the Company’s Coffee People coffeehouses increased 2.7% year-to-year.

System-wide comparable store sales at Gloria Jean’s units declined 1.0% during fiscal 2004 compared with fiscal 2003.

For the fourth quarter, Diedrich Coffee comparable store sales increased 4.2% and Coffee People comparable store sales increased 5.6% over the prior year quarter. System-wide comparable store sales at Gloria Jean’s stores open at least one year decreased by 1.4%.

Other Developments

As previously announced in May 2004, the Company entered into a Contingent Convertible Note Purchase Agreement providing for issuance, at its option, of notes up to an aggregate of $5,000,000. The issued notes will be amortized on a monthly basis at a rate that will repay 60% of the face amount by May 10, 2007, at which date the remaining 40% will mature. The notes are unsecured. Interest is payable at LIBOR plus 3.30% and a 1.00% commitment fee is payable on the unused portion of the facility. Notes are convertible into the Company’s common stock only upon certain changes of control. For notes that have been repaid, warrants to purchase shares will be issued with terms that are similar to the contingent convertibility rights and restrictions for the notes. At June 30, 2004, $983,000 was outstanding under the agreement.

The Company also announced that it had entered into an Amended and Restated Agreement with Bank of the West. This agreement provides for a working capital facility of $250,000 and a letter of credit facility of $750,000. At June 30, 2004, no debt was outstanding under the working capital facility and $426,000 of letters of credit were outstanding under the letter of credit facility.

Mr. Laverty added, “I am extremely enthusiastic about the state of the Company at this point. Our operations have been strengthened with the measures we have put in place during fiscal 2004. The build-up of a franchise development, real estate and construction infrastructure gives us the ability to accelerate store growth and, for the first time in years, the Company now has the capital resources to fund this growth.”

Conference Call

Diedrich Coffee will be discussing these financial results with analysts and investors in a conference call. The conference call, hosted by Roger “Rocky” Laverty, CEO and Marty Lynch, CFO, will take place on Thursday, September 23, 2004 at 10:00 a.m. Pacific Time, 1:00 p.m. Eastern Time. The conference call is simultaneously being webcast by CCBN and can be accessed at Diedrich Coffee’s website at www.diedrich.com. A replay of the conference call will also be available by telephone at (888) 203-1112, pass-code I.D. # 875453, from 1:00 p.m. PST on September 23, 2004 through midnight on October 8, 2004.

About Diedrich Coffee

With headquarters in Irvine, California, Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The Company’s three brands are Gloria Jean’s, Diedrich Coffee and Coffee People. The Company’s 482 retail outlets, the majority of which are franchised, are located in 34 states and 13 foreign countries. Diedrich Coffee also sells its coffees through more than 460 wholesale accounts, including office coffee service distributors, restaurants and specialty retailers, and via mail order and the Internet. For more information about Diedrich Coffee, visit the Company’s Web sites at www.diedrich.com, www.gloriajeans.com, or www.coffeepeople.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the ability to properly manage the repayment of the Company’s indebtedness, the successful management of Diedrich Coffee’s growth strategy, the impact of competition, the availability of working capital and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s Annual Report on Form 10-K for the fiscal year ended July 2, 2003.

Information Contact:

Martin Lynch, Chief Financial Officer                         (949) 260-6734

DIEDRICH COFFEE, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(in thousands, except per share amounts)

OPERATIONS DATA:	Sixteen Weeks Ended June 30, 2004	Sixteen Weeks Ended July 2, 2003	Fifty-Two Weeks Ended June 30, 2004	Fifty-Two Weeks Ended July 2, 2003
Retail sales	$9,892	$9,373	$31,617	$33,034
Wholesale and other revenue	4,352	4,087	15,466	15,336
Franchise revenue	2,318	1,948	7,542	6,409

Total revenue	$16,562	$15,408	$54,625	$54,779

Cost of sales and related occupancy costs	$7,510	$7,369	$25,112	$26,276
Operating expenses	5,154	4,777	16,707	16,871
Depreciation and amortization	747	618	2,289	1,944
General & administrative expenses	2,923	2,844	9,813	9,237
Asset impairment and restructuring costs	—	(749)	94	2,232
Gain on asset disposals	(8)	2,174	(2)	(868)

Total costs and expenses	$16,326	$17,033	$54,013	$55,692

Operating income (loss)	$236	$(1,625)	$612	$(913)
Interest expense, net	(136)	(71)	(318)	(256)

Income (loss) before income taxes	$100	$(1,696)	$294	$(1,169)
Income tax provision	8	10	28	54

Net income (loss)	$92	$(1,706)	$266	$(1,223)

Basic and Diluted net income (loss) per share	$0.02	$(0.33)	$0.05	$(0.24)

Weighted average shares outstanding:
Basic	5,161	5,161	5,161	5,161
Diluted	5,218	5,161	5,218	5,161

BALANCE SHEET AND RETAIL UNIT COUNT DATA:

	June 30, 2004	July 2, 2003
Cash	$1,799	$2,625
Accounts receivable, net	2,337	2,454
Inventories	2,815	2,611
Other assets	18,691	18,852

Total assets	$25,642	$26,542

Accounts payable	$2,144	$2,108
Current portion of long-term debt	200	1,459
All other current liabilities	4,758	3,875
Long-term debt	783	1,491
Other liabilities	880	1,020
Stockholders’ equity	16,877	16,589

Total liabilities and stockholders’ equity	$25,642	$26,542

Domestic retail units	200	211
International retail units	282	206

Total retail units (company and franchise, all brands)	482	417